Exhibit 99.1

sAlteon

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alteon Inc.	Lippert/Heilshorn &
Associates, Inc
201-934-5000	212-838-3777
ir@alteon.com	Emmanuelle Ferrer
(eferrer@lhai.com)
Kim Sutton Golodetz
(kgolodetz@lhai.com)

ALTEON INITIATES PHASE 2 TRIAL OF ALT-2074 IN DIABETES AND HAPTOGLOBIN 2-2

Proof of Concept Study for Pharmacogenomic Indication
First in New Class of Drugs to Treat Cardiovascular Disease in High Risk Patients

Montvale, NJ, June 28, 2007 - Alteon Inc. (AMEX:ALT) announced today that it has dosed its first patient in a 60-patient Phase 2 clinical trial (Study 201) of ALT-2074, its lead glutathione peroxidase mimetic, in diabetic patients with a variant of haptoglobin that renders them at high risk for cardiovascular complications. This dose escalating study is designed to evaluate ALT-2074’s ability to lower inflammatory cardiovascular biomarkers in patients with an elevated risk for cardiovascular events. It builds on positive data from previous cardiovascular animal studies. ALT-2074’s activity in prior clinical trials demonstrated its safety and ability to lower inflammatory markers in ulcerative colitis.

“The initiation of Study 201 is a key milestone in our program for the development of ALT-2074 as a treatment for diabetic patients with a high risk of cardiovascular events,” said Malcolm W. MacNab, M.D., Ph.D., Alteon’s Vice President, Clinical Development. “We are enthusiastic about the potential that ALT-2074 has demonstrated in our preclinical models and we are aggressively pursuing clinical development in this indication.”

Diabetes and Metabolic Syndrome, diseases linked to obesity and increased oxidative stress, are growing in epidemic proportions in the United States and many other developed countries. The major complications associated with these diseases are cardiovascular in nature, and lead to such events as stroke, heart attack, kidney failure and death. Not all patients with diabetes, however, experience these complications.

Several multinational studies have demonstrated that the increased risk of cardiovascular disease attributed to diabetes is more aptly attributed to the development of diabetes “on top of” a predisposing genetic factor called Haptoglobin 2-2 (Hp2-2), which is found in 40% of the human population. The combination of diabetes and Hp2-2 increases the susceptibility of patients to a defect in their cholesterol metabolism, which may promote atherosclerosis, and to a weakness in their antioxidant defense, so essential to the human body when oxygen is less available (during a heart attack for example). Targeting a potent antioxidant drug candidate like ALT-2074 to these high risk patients is an example of targeted therapy. By redefining diabetes, Alteon believes that it can advance an efficient clinical development program in which a more appropriately targeted therapy is given to a more susceptible patient population.

About Study 201

In Study 201, ALT-2074 will be tested in approximately 60 patients at 3 clinical sites managed by Radiant Research. The trial will include male and female patients with diabetes at least 18 years of age with documented or suspected coronary artery disease. Patients will be screened for their haptoglobin type at ARUP Laboratories in Salt Lake City, Utah, the only U.S. reference lab, to which Alteon has granted a license for testing haptoglobin type, for the purpose of determining cardiovascular risk. Recruited patients will be treated with ALT-2074 for 28 days, and tracked for changes in levels of urinary isoprostanes and of other cardiovascular biomarkers, as well as functional measures of reverse cholesterol transport.

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

The Company's portfolio includes orally bioavailable, organoselenium mimics of glutathione peroxidase. These compounds metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon's lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to the use of haptoglobin characterization. The Company is developing a clinical diagnostic test that can be used to identify patients at high risk for cardiovascular complications of diabetes and other diseases.

Alagebrium, a proposed breaker of Advanced Glycation End-Products (A.G.E.’s) is a product candidate of Alteon's drug discovery and development program. It is being developed for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, allowing Alteon to assemble a sizeable human safety database.

For more detailed information about Alteon's research and development, please visit Alteon's website at www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the license arrangement described in this press release, future clinical development of ALT-2074, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2006. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.